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                                                                     EXHIBIT 5.1


April 4, 2002

The Williams Companies, Inc.
One Williams Center
Tulsa, Oklahoma 74172

Gentlemen:

         You have requested me, as General Counsel of The Williams Companies, Inc., to render my opinion regarding certain matters in connection with the preparation and filing of a registration statement by The Williams Companies, Inc. (the "Company") on Form S-4 (the "Registration Statement"), with respect to
(i) the issuance by the Company of up to $650,000,000 aggregate amount of its 8.125% notes due March 15, 2012 (the "10 Year Exchange Securities"), registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for up to $650,000,000 aggregate amount of the Company's outstanding 8.125% notes due March 15, 2012 (the "10 Year Outstanding Securities") and (ii) the issuance by the Company of up to $850,000,000 aggregate amount of its 8.75% notes due March 15, 2032 (the "30 Year Exchange Securities"), registered pursuant to the Registration Statement under the Securities Act, in exchange for up to $850,000,000 aggregate amount of the Company's outstanding 8.75% notes due March 15, 2032 (the "30 Year Outstanding Securities"). The Exchange Securities are to be issued as senior indebtedness of the Company under an indenture between the Company and Bank One Trust Company, as trustee, as amended by the Seventh Supplemental Indenture dated as of March 19, 2002 (the "Indenture"). The 10 Year Exchange Securities and the 30 Year Exchange Securities shall be referred to herein collectively as the "Exchange Securities."

         I am familiar with the Certificate of Incorporation and the By-laws, each as amended to date, of the Company and have examined the originals, or copies certified or otherwise identified to my satisfaction, of corporate records of the Company, statutes and other instruments and documents as the basis for the opinion expressed herein. In addition, I am, or someone under my supervision is, familiar with the forms of the Indenture and the Exchange Securities.

         Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that, when the Registration Statement has become effective under the Securities Act and the Exchange Securities have been duly executed and authenticated in accordance with the Indenture and issued as contemplated in the Registration Statement, the Exchange Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general equitable principles.

         In rendering the opinion expressed above, with your consent and without independent investigation or verification of any kind, I have also assumed the following: (i) each of the parties (other than the Company) to the Exchange Securities and the Indenture (collectively, the "Transaction Documents") has been duly formed or incorporated (as applicable), is validly existing and is in good standing under the laws of the jurisdiction of its formation or incorporation (as applicable), and is qualified to do business in each



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jurisdiction in which such qualification is required; (ii) each of the parties
(other than the Company) to the Transaction Documents has the power and authority and full legal right to execute and deliver each of the Transaction Documents to which it is a party, and to perform its obligations thereunder;
(iii) the execution, delivery and performance of the Transaction Documents by the parties (other than the Company) thereto have been duly authorized by all requisite action on the part of each such Person; (iv) each party (other than the Company) to the Transaction Documents has the power, authority and full legal right to execute, deliver and perform the Transaction Documents to which it is a party; (v) the Transaction Documents have been duly executed and delivered by each of the parties thereto; (vi) each Transaction Document is the legal, valid and binding obligation of each party thereto (other than the Company), enforceable against such other party in accordance with its terms;
(vii) at or prior to the time of the delivery of any such Exchange Securities, the Registration Statement has been declared effective; (viii) the authorization of such Exchange Securities will not have been modified or rescinded and there will not have occurred any change in law affecting the validity or enforceability of such Exchange Securities; and (ix) neither the issuance and delivery of such Exchange Securities, nor the compliance by the Company with the terms of such Exchange Securities, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

         I am a member of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the undersigned appearing under the caption "Legal Matters" in the related Prospectus.

                                                     Very truly yours,


                                                     /s/ WILLIAM G. VON GLAHN
                                                     --------------------------
                                                     William G. von Glahn